EXHIBIT 99.1

ENGlobal Reports Third Quarter 2013 Results

HOUSTON, Nov. 8, 2013 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of energy-related engineering and automation services, announced today its financial results for the third quarter ended September 28, 2013.

Third Quarter 2013 Highlights Compared to Third Quarter 2012:

  Breakeven earnings per share, an improvement from a loss per share of $0.83
  Revenue of $43.3 million, a decrease of 24.7%
  Gross profit margin of 12.0%, an increase from 5.7%
  Overall SG&A decreased from $7.1 million to $5.2 million
  Reduced bank debt from $29.4 million to $1.1 million

ENGlobal reported a net loss of approximately $50 thousand, or $(0.00) per share, from both continuing and discontinued operations for the quarter ended September 28, 2013. This compares to a net loss of approximately $22.3 million, or $(0.83) per share, and a net loss from continuing operations of approximately $18.7 million, or $(0.67) per share, for the quarter ended September 29, 2012. Third quarter 2013 revenues decreased to $43.3 million, 24.7% lower than the $57.5 million for the third quarter of 2012, primarily due to the sale of the Gulf Coast Engineering and In-Plant operations on August 30, 2013.

"ENGlobal has come a long way in fundamentally reshaping its Business over a relatively short period of time," said William A. Coskey, P.E., Founder and Chief Executive Officer of ENGlobal. "ENGlobal's management team has been almost completely reorganized, a move which has proven to be effective in terms of improving margins and reducing expenses. In addition, the Company has sold or discontinued four non-strategic businesses since my return as CEO."

Mr. Coskey, continued. "Through these and other measures, we've been able to significantly reduce dependence on our working capital credit facility and have now returned to being in full compliance with its covenants required by our facility. These actions of divesting certain assets have been important to ENGlobal – both in terms of financial liquidity and for our higher value engineering and automation focus going forward."

The Company's gross profit margin as a percentage of revenue increased to 12.0% in the three months ended September 28, 2013 as compared to 7.1% for the prior year period. The primary reason for this increase is the implementation of our profit improvement plan, which reduced the risk profile of our project mix, reduced variable costs, and improved efficiencies in the Automation segment.

The amount outstanding under the Company's credit facility was $26.8 million at December 29, 2012, $1.1 million at September 28, 2013 and $567 thousand at November 8, 2013. These decreases were primarily due to the release of restricted cash related to the expiration of the Company's Ex-Im Letter of Credit Facility and the liquidation of the working capital of its divested business units.

The following table illustrates the composition of the Company's revenue and profitability, inclusive of discontinued operations, for the three months ended September 28, 2013 and September 29, 2012, respectively:

	Quarter Ended				Quarter Ended
(dollars in millions)	September 28, 2013				September 29, 2012
		% of	Gross	Operating		% of	Gross	Operating
	Total	Total	Profit	Profit	Total	Total	Profit	Profit
Segment	Revenue	Revenue	Margin	Margin	Revenue	Revenue	Margin	Margin

Engineering & Construction	$ 31,901	73.7%	7.0%	4.1%	$ 40,779	56.6%	4.6%	(18.5)%
Automation	11,397	26.3%	5.0%	3.4%	16,321	22.7%	3.0%	1.5%
Discontinued Operations	—	—%	—%	—%	14,941	20.7%	1.6%	(4.0)%
Consolidated	$ 43,298	100.0%	12.0%	—%	$ 72,041	100.0%	6.3%	(29.4)%

Overall, selling, general and administrative ("SG&A") expenses decreased $3.5 million, or 40.2%, from $8.7 million in the three months in 2012 to $5.2 million for the current quarter. As a percentage of revenue, SG&A remained steady at 12.0% for the three months ended September 28, 2013 when compared to the prior period.

In the three months ended September 29, 2012, the Company recorded goodwill impairment in the amount of $17.0 million of which $14.6 million was attributable to continuing operations.

The Company's Quarterly Report on Form 10-Q for the quarter ended September 28, 2013 will be filed with the Securities and Exchange Commission later today reflecting these results.

About ENGlobal

ENGlobal (Nasdaq:ENG) is a provider of engineering and related project services principally to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering & Construction. ENGlobal's Automation segment provides services related to the design, fabrication and implementation of process distributed control and analyzer systems, advanced automation, and related information technology. The Engineering & Construction segment provides consulting services relating to the development, management and execution of projects requiring professional engineering as well as inspection, construction management, mechanical integrity, field support, quality assurance and plant asset management. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our ability to comply with the terms under the new credit facility; (2) our ability to receive the anticipated benefit from the divestiture of our Gulf Coast engineering and in-plant operations; (3) our ability to achieve profitability and sustainable positive cash flow from our operations; (4) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the Financial Accounting Standards Board; (5) the effect of changes in the business cycle and downturns in local, regional and national economy and our ability to respond appropriately to the current worldwide economic financial situation; (6) the effect on the Company's competitive position within its market area in view of, among other things, the increasing consolidation within its services industries, including the increased competition from larger regional and out-of-state engineering and professional service organizations; (7) the effect of increases and decreases in oil prices; (8) the availability of parts from vendors; (9) our ability to collect accounts receivable in a timely manner; (10) our ability to accurately estimate costs and fees on fixed-price contracts; (11) our ability to hire and retain qualified personnel; (12) our ability to retain existing customers and get new customers; (13) our ability to mitigate losses; (14) our ability to achieve our business strategy while effectively managing costs and expenses; (15) our ability to estimate exact project completion dates; (16) our ability to effectively monitor business done outside of the United States; (17) our ability to realize the benefits of the sale of our Field Solutions segment, including our ability to collect accounts receivables; (18) the performance of the energy sector; and (19)  the effect of changes in laws and regulations with which the Company must comply, and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable. The Company cautions that the foregoing list of important factors is not exclusive. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

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Comparative Statement of Operations
(dollars in thousands, except losses per share)
(net of discontinued operations)
	Quarter Ended
	September 28, 2013	September 29, 2012

Operating revenues	$ 43,298	$ 57,482
Operating costs	38,094	53,383
Gross profit	5,204	4,099

Selling, general and administrative expenses	5,203	7,085
Goodwill Impairment	0	14,568
Operating loss	1	(17,554)

Other income (expense):
Other income (expense), net	494	(98)
Interest expense, net	(510)	(643)

Loss from continuing operations before income taxes	(15)	(18,295)

Provision for federal and state income taxes	35	(412)

Loss from continuing operations	(50)	(18,707)

Income from discontinued operations, net of taxes	—	(3,623)

Net income (loss)	$ (50)	$ (22,330)

Income (Loss) per common share - basic and diluted:
Loss from continuing operations	$ (0.00)	$ (0.70)
Income from discontinued operations	—	(0.13)
Net income (loss)	$ (0.00)	$ (0.83)

Weighted average shares used in computing losses per share - basic (in thousands):	27,041	26,964
Weighted average shares used in computing losses per share - diluted (in thousands):	27,200	26,806

Selected Balance Sheet Information (in thousands):
	As of
	September 28, 2013	December 29, 2012

Cash (1)	$ 1,309	$ 738
Working capital	12,393	13,303
Property and equipment, net	3,094	2,997
Total assets	46,083	78,687
Outstanding balance of credit facility	1,115	26,829
Stockholders' Equity	25,693	25,299

(1) ENGlobal uses its cash position to pay down its credit facility.
CONTACT: Natalie S. Hairston
         (281) 878-1000
         ir@ENGlobal.com